EXHIBIT 21.1

Subsidiaries of Day One Biopharmaceuticals Holding Company, LLC

Name of Subsidiary	Jurisdiction

DOT Therapeutics-1, Inc.	Delaware

DOT Therapeutics-2, Inc.	Delaware